Exhibit 10.1

Promissory Note Wells Fargo Equipment Finance, Inc. | 600 South 4th Street | MAC N9300-100 | Minneapolis, MN 55415

Notice: Lender reserves the right to withdraw the terms of this Promissory Note and issue a modified Promissory Note without notice to Debtor if Lender is not in receipt of a fully executed original or facsimile of this document within five (5) business days of the date of this Promissory Note. However, in that event, no such modifications will be binding on Debtor unless and until Debtor executes the modified document containing all such modifications.

Contract Number 0011169-000 dated as of October 25, 2024

For value received, the undersigned (“Debtor”) hereby unconditionally promises to pay to the order of Wells Fargo Equipment Finance, Inc. (the “Lender”) at such address as may be designated from time to time by Lender, in lawful money of the United States of America, the principal sum of $15,000,000.00 together with interest on the unpaid balance hereof from the date the loan proceeds are disbursed hereunder at an annual rate (computed on the basis of a 360-day year, actual days elapsed) determined as set forth below.

The interest rate in effect on the loan proceeds disbursed hereunder shall be the rate per annum determined by Lender equal to (i) SOFR Average plus (ii) 2.22%. “SOFR Average” means the rate per annum determined by Lender as the compounded average of SOFR over a rolling thirty (30) calendar day period (“30-Day SOFR Average”), for the day (such day, the “SOFR Average Determination Day”) that is two (2) Business Days prior to the date of determination, as such rate is published by the SOFR Administrator on the SOFR Administrator’s Website; provided, however, that (x) if as of 5:00 p.m. (New York time) on any SOFR Average Determination Day, such 30-Day SOFR Average has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to SOFR Average has not occurred, then SOFR Average will be the 30-Day SOFR Average as published on the SOFR Administrator’s Website for the first preceding Business Day for which such 30-Day SOFR Average was published on the SOFR Administrator’s Website, so long as such first preceding Business Day is not more than three (3) Business Days prior to such SOFR Average Determination Day; and (y) if the SOFR Average determined as provided above (including pursuant to clause (x) of this proviso) shall ever be less than 0% (the “Benchmark Floor”), then the SOFR Average shall be deemed to be the Benchmark Floor. “SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator. “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate). “SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time. “Business Day” means any day except (i) a Saturday, (ii) a Sunday, or (iii) any day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. The rate shall initially be determined on the first day of the month in which the loan proceeds are disbursed hereunder and such initial rate shall remain in effect through the last day of the month in which the loan proceeds are disbursed hereunder. Unless the Default Rate (as defined below) shall apply, the interest rate in effect for each month thereafter until this Note is paid in full shall be the same percentage over SOFR Average, determined on the first day of each month (each such monthly period, an “Interest Period”). Subject to the Benchmark Replacement Provisions below, if Lender determines (any determination of which shall be conclusive and binding on Debtor) that either (i) SOFR Average for the applicable Interest Period cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event (an “Inability Determination”) or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Lender to make or maintain an advance based on SOFR or SOFR Average, or to determine or charge interest rates based upon SOFR or SOFR Average (an “Illegality Determination”), then Lender will so notify Debtor.

THIS AGREEMENT INCLUDES THE TERMS ON THE NUMBER OF PAGES IDENTIFIED BELOW

Debtor: Geneva Pipe and Precast Company

/s/ Aaron Wilkins
By

Aaron Wilkins, Vice President, Secretary, and Chief Financial Officer
Print Name and Title

From the date of an Inability Determination or an Illegality Determination until Lender revokes such Inability Determination or notifies Debtor that the circumstances giving rise to such Illegality Determination no longer exist, as applicable, the Adjusted Prime Rate shall replace SOFR Average for any determination of interest hereunder for any affected Interest Period hereunder (with the margin that had been added to SOFR Average added to the Adjusted Prime Rate); provided, however, that no such determination of interest shall take effect during any applicable Interest Period as a result of an Inability Determination. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will then supersede the foregoing with respect to the replaced Benchmark. “Adjusted Prime Rate” means, at any time, the amount equal to (a) the Prime Rate as of such time less (b) the amount (which may be a positive or negative number or zero and which amount shall remain the same from the date of an Inability Determination or an Illegality Determination until Lender revokes such Inability Determination or notifies Debtor that the circumstances giving rise to such Illegality Determination no longer exist, as applicable) equal to (i) the Prime Rate as of the date of the last available SOFR Average less (ii) the last available SOFR Average (if such SOFR Average is greater than the Prime Rate, so that (i) minus (ii) results in a negative number, then the negative number shall be added to (a) to arrive at the Adjusted Prime Rate); provided, however, that if Adjusted Prime Rate would be less than the Benchmark Floor, then Adjusted Prime Rate shall be deemed to be the Benchmark Floor. “Prime Rate” means at any time the rate of interest most recently announced within Wells Fargo Bank, National Association (“Bank”) at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate. If the rate of interest announced by Bank as its Prime Rate at any time is less than the Benchmark Floor, then for purposes of this Note and any related loan document the Prime Rate shall be deemed to be the Benchmark Floor.

First Installment Due Date means the date that is one month after the date loan proceeds are disbursed hereunder. Debtor agrees that the dates of the First Installment Due Date and the Final Installment Due Date may be left blank when this Note is executed and hereby authorizes Lender to insert such dates based upon a 60-month term and the date the loan proceeds are disbursed.

First Installment Due Date:	Final Installment Due Date:

Debtor promises to pay the principal and interest hereof as follows:

Principal shall be payable in 59 consecutive monthly installments of $250,000.00 each commencing on the First Installment Due Date and continuing on the same day of each month thereafter, and in a final installment of the entire unpaid balance of this Note on the Final Installment Due Date, when the entire unpaid principal shall become due and payable.

Interest on the unpaid principal balance through the day preceding the payment due date shall be paid with each principal installment.

The amount of each installment payment and the annual interest rate used to compute such payments each as set forth above were calculated based on Lender’s cost of funds within two Business Days of the date of this Note set forth above. Notwithstanding anything in this Note to the contrary, if the loan proceeds are not disbursed within fifteen (15) Business Days of the date of this Note and Lender’s cost of funds has increased subsequent to the date of this Note, the annual interest rate and the amount of the installment payments will be increased to provide the same yield to Lender as would have been obtained if Lender’s cost of funds had not increased. The annual interest rate and the amount of the installment payments shall be determined by Lender taking into account its cost of funds two Business Days prior to the date that this Note is funded. Debtor agrees that the loan proceeds shall not be disbursed until Lender has received all documentation and information required by Lender, which may include, without limitation, a delivery and acceptance certificate, evidence of insurance, invoices, landlord waivers and evidence of no adverse liens or security interests on the Equipment. In such event Debtor and Lender shall sign an amendment to this Note reflecting the change in the interest rate and installment payments.

If any installment due hereunder is not received by Lender within ten (10) days of its due date, Debtor agrees to pay a late fee to Lender equal to the lesser of (i) 5% of the past due installment or (ii) the highest amount allowed by applicable law. Payments thereafter received shall be applied first to delinquent installments and then to current installments.

This Note may be prepaid in whole at any time by paying to Lender the unpaid principal balance of this Note, together with accrued but unpaid interest and late fees, plus a prepayment premium of 2.00% of the principal amount prepaid if prepaid during months 1 - 30 and 0.00% thereafter.

This Note shall not be prepaid in part except as a result of a permitted disposition of an item of collateral which secures this Note. The amount of such partial prepayment relative to an item of collateral shall be equal to a principal amount, as reasonably determined in Lender’s sole discretion, together with accrued but unpaid interest, plus a prepayment premium calculated in accordance with the preceding paragraph with respect to the principal amount prepaid. Nothing contained in this paragraph shall be construed as an authorization by Lender to Debtor to sell or otherwise dispose of an item of collateral which secures this Note. Such sale or disposition of an item of collateral by Debtor shall be made solely in accordance with the terms of the security agreement or other agreement pursuant to which Debtor pledged such item of collateral to Lender.

Debtor may remit to Lender amounts in excess of an installment that is due hereunder and Lender shall apply such amount to the next maturing installment or installments. Payment of amounts in excess of the installment that is due or installments prior to the due date thereof shall not be treated as a prepayment or result in a change to either the total number of installments or the total sum of all installments payable under this Note.

Debtor shall pay to Lender immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any governmental authority and related in any manner to SOFR or SOFR Average, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR or SOFR Average. In determining which of the foregoing are attributable to any SOFR or SOFR Average option available to Debtor hereunder, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Debtor.

Each of the following shall constitute an Event of Default hereunder: (a) failure to pay any installment hereunder within ten (10) days of when due; (b) the occurrence of an event of default as defined in any security agreement or mortgage securing this Note; (c) the commencement of any bankruptcy or insolvency proceedings by or against Debtor or any guarantor of this Note; and (d) an event of default shall occur under any indebtedness Debtor may now or hereafter owe to Lender or any affiliate thereof. Upon the occurrence of an Event of Default, Lender may do any one or more of the following as it may elect: (i) declare the entire unpaid balance of the Note to be immediately due and payable, and thereupon the full principal balance plus the prepayment premium described above, together with accrued but unpaid interest through and including the date of payment in full, shall be and become immediately due and payable. Interest shall be calculated from the date of such Event of Default, both before and after judgment, at a rate equal to the lesser of 12% per annum or the highest rate permitted by law (the “Default Rate”); (ii) exercise any one or more of the rights and remedies available to it under any security agreement or mortgage securing this Note or under any other agreement or by law. In no event shall Debtor’s obligations under this Note be secured by any real property unless the document granting an interest in real property specifically references this Note by date and/or contract number.

Debtor hereby waives presentment, notice of dishonor, and protest. Debtor agrees to pay all costs of collection of this Note, including reasonable attorneys’ fees. The holder hereof may change the terms of payment of the Note by extension, renewal or otherwise, and release any security for, or party to, this Note and such action shall not release any accommodation maker, endorser, or guarantor from liability on this Note.

Notwithstanding anything to the contrary contained herein, if the rate of interest, late payment fee, prepayment premium or any other charges or fees due hereunder are determined by a court of competent jurisdiction to be usurious, then said interest rate, fees and/or charges shall be reduced to the maximum amount permissible under applicable law and any such excess amounts shall be applied towards the reduction of the principal balance of this Note.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Minnesota without regard to conflicts of law rules. DEBTOR HEREBY WAIVES ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER UNDER OR IN CONNECTION WITH THIS NOTE.

If Debtor is not an individual, (i) the execution, delivery and performance of this Note has been duly authorized by all necessary action on the part of Debtor and will not violate any provision of Debtor’s governing documents; (ii) the person signing on behalf of Debtor is duly authorized; and (iii) this Note constitutes a legal, valid and binding obligation of Debtor.

If this Note is signed by more than one person as Debtor, then the term “Debtor” shall refer to each of them separately and to all of them jointly, and each such person shall be liable hereunder individually in full and jointly with the others.

Lender may in its sole discretion, accept a photocopy, electronically transmitted facsimile, pdf or other reproduction of this Note and/or any document related hereto or thereto (a “Counterpart”) as the binding and effective record of this Note and/or such other document, whether or not an ink signed copy hereof is also received by Lender from Debtor, provided, however, that if Lender accepts a Counterpart as the binding and effective record of this Note or any other document, the Counterpart acknowledged by Lender (either in ink or electronically) shall constitute the record hereof or thereof. Debtor represents to Lender that the signature that appears on the Counterpart that is transmitted by Debtor to Lender in any manner described above is intended by Debtor to authenticate the Counterpart notwithstanding that such signature is electronic, facsimile or a reproduction and Debtor further agrees that a Counterpart of this Note or such other document received by Lender, shall, when acknowledged by Lender (either in ink or electronically), constitute an original document for the purposes of establishing the provisions hereof and thereof and shall be legally admissible under the best evidence rule and binding on and enforceable against Debtor. If Lender accepts a Counterpart of a document as the binding and effective record thereof, only such Counterpart acknowledged by Lender’s ink or electronic signature may be marked “Original” and perfection of a security interest by possession or control may only be accomplished by possession or control of the Counterpart that bears Lender’s acknowledgement.

Benchmark Replacement Provisions. Notwithstanding anything to the contrary contained herein:

(a) Benchmark Replacement. If a Benchmark Transition Event occurs, the applicable Benchmark Replacement will replace the then- current Benchmark for all purposes hereunder on the Benchmark Replacement Date without any further action or consent of Debtor.

(b) Benchmark Replacement Conforming Changes. Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Debtor.

(c) Notices; Standards for Decisions and Determinations. Lender will promptly notify Debtor of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to these provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Debtor consent.

(d) Certain Defined Terms. As used herein:

“Benchmark” means, initially, the SOFR Average; provided, however, that if a Benchmark Transition Event has occurred with respect to the SOFR Average or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

“Benchmark Administrator” means, initially, the SOFR Administrator or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

“Benchmark Replacement” means the sum of: (x) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark and (y) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender, in each case giving due consideration to (i) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate for U.S. dollar-denominated syndicated or bilateral credit facilities; provided, however, that if the Benchmark Replacement as determined as provided would be less than the Benchmark Floor, then the Benchmark Replacement shall be deemed to be the Benchmark Floor for the purposes hereof.

“Benchmark Replacement Conforming Changes” means any technical, administrative or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender.

“Benchmark Replacement Date” means the date specified by Lender in a notice to Debtor following a Benchmark Transition Event.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (a) the Benchmark Administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; or (b) the Benchmark is not, or as of a specified future date will not be, representative.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

Schedule A Wells Fargo Equipment Finance, Inc. | 600 South 4th Street | MAC N9300-100 | Minneapolis, MN 55415

Contract No. 0011169-000 dated as of August 2, 2022

Final Revision: October 25, 2024

Final

Debtor/Borrower: Geneva Pipe and Precast Company

One (1) Schlusselbauer Exact 2500 Concrete Pipe Plant as more fully described on order confirmation number AB-23900-00 from Schlusselbauer Technology

One (1) Manhole Riser & Cones System for Schlusselbauer Exact 2500 Concrete Pipe Plant/2-45-WCS Concrete Mixing and Batching One(1) WiCoMix WM2250/3-45-WCS Concrete Mixing and Batching Plant

One (1) WiCoMix WM 3450-4WAB-840WCS Mixing and Batching Plant

Debtor/Borrower: Geneva Pipe and

Precast Company

/s/ Aaron Wilkins
By
Vice President, Secretary, and Chief Financial Officer
Title